Exhibit 99.1

CONTACT:	Kent Griffin
Chief Financial Officer
(858) 485-9840
BIOMED REALTY TRUST APPOINTS
EXECUTIVE OFFICER OF THE IRVINE COMPANY TO ITS BOARD
SAN DIEGO, Calif. – December 13, 2007 – BioMed Realty Trust, Inc. (NYSE: BMR) today announced the appointment of Richard I. Gilchrist to its board of directors, increasing the board to eight members.
“Rick is a proven leader in the real estate industry, with a breadth of ability and experience in the acquisition, financing, development and operation of large-scale commercial real estate projects. We believe that Rick’s contributions to our Board will be invaluable as we continue to execute on our growth strategy of selective acquisition and development of well-located, world-class life science properties,” said Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust.
Mr. Gilchrist is President of the Investment Properties Group for The Irvine Company, a privately held real estate investment company, where he guides all aspects of The Irvine Company’s office, retail, resort and apartment properties in Orange County, Los Angeles, San Diego and the Silicon Valley, including development, marketing and management. Prior to joining The Irvine Company in 2006, Mr. Gilchrist served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly held real estate investment trust (REIT). At Maguire, he oversaw significant growth in the company’s portfolio, both through acquisitions and development, and spearheaded the company’s successful initial public offering in 2003. Before joining Maguire in 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately held REIT, where he managed the planning and entitlement of one of the East Coast’s largest and most complex mixed-used projects, an 11 million-square-foot development called Potomac Yard. Mr. Gilchrist is Chairman of the Whittier College Board of Trustees, where he received a Bachelor of Arts degree. He earned a law degree from the University of California, Los Angeles.

About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty Trust owns or has interests in 68 properties, representing 103 buildings with approximately 8.5 million rentable square feet, as well as approximately 1.9 million square feet of development in progress. These properties are located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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